UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  July 3, 2008

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

1225 Charleston Road
Mountain View, CA  94043
(Address of Principal Executive Offices, including zip code)

(650) 567-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On July 3, 2008, MIPS Technologies, Inc. (“MIPS”) entered into a loan and security agreement with Silicon Valley Bank (“SVB”).  The loan and security agreement provides for a $15 million term loan and a revolving credit facility in an amount up to $10 million.  The borrowing availability under the revolving credit facility varies according to MIPS’ accounts receivable and recurring royalty revenues and other terms and conditions described in the loan and security agreement.  The revolving credit facility will also be available for the issuance of letters of credit, cash management services and foreign exchange contracts.  The revolving credit facility will mature on July 2, 2009, while the term loan will be repaid in 48 equal monthly payments of principal plus accrued interest.  Loans under the loan and security agreement are guaranteed by MIPS’ sole domestic subsidiary, MIPS Technologies Holding LLC, and are secured by substantially all of MIPS and the guarantor’s assets, other than intellectual property.  The proceeds of the term loan, together with approximately $1.1 million of borrowings under the revolving credit facility, were used to repay all outstanding loans under MIPS existing revolving credit agreement with Jefferies Finance LLC, as administrative agent, collateral agent, sole lead arranger, sole bookrunner, sole syndication agent and sole underwriter, and the financial institutions party thereto.

The revolving credit facility permits MIPS to terminate the line without penalty or premium, provided that, on the date of termination, MIPS pays all accrued and unpaid interest, all remaining unpaid principal amount owing, and all other sums, if any, that have become due and payable.  The term loan credit facility permits MIPS to make optional prepayments, in whole or in part, without premium or penalty.  Any prepayments will be subject to the reimbursement of lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings on a day other than the last day of the relevant interest period.  Loans under the revolving line of credit facility will bear interest, at MIPS’ option, at either (a) the SVB’s prime rate plus a margin of 0.25% or (b) the LIBOR Rate plus a margin of 2.75%.  The term loan will bear interest, at MIPS’ option, at either (a) the prime rate plus a margin of 0.50% or (b) the LIBOR Rate plus a margin of 3.00%.

The loan and security agreement contains customary affirmative and negative covenants, including financial covenants, and events of default.  Events of default include: nonpayment of principal, interest or other amounts, violation of covenants, the occurrence of a material adverse change, material attachments or judgments, insolvency or bankruptcy events, cross defaults to other debt (including subordinated debt),  incorrectness of representations and warranties in any material respect, invalidity of guaranty, certain events of default described above with respect to the guarantor, and revocation, suspension or material adverse modification of any material governmental approvals.  While an event of default occurs and continues, SVB may, without notice or demand, declare all obligations immediately due and payable.  In the event of an insolvency or bankruptcy event, all obligations will become immediately due and payable without any action by SVB.

The foregoing description of the loan and security agreement does not purport to be complete and is qualified in its entirety by reference to the loan and security agreement which is filed as Exhibit 10.1, hereto, and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 7.01.  Regulation FD Disclosure.

A press release announcing the entry into the loan and security agreement with SVB is furnished as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

(d)       Exhibits

10.1	Loan and Security Agreement, dated as of July 3, 2008, by and among Silicon Valley Bank and the registrant.
99.1	Press Release, dated as of July 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: July 8, 2008	By:	/s/ STUART J. NICHOLS
Name: Stuart J. Nichols
Title: Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of July 3, 2008, by and among Silicon Valley Bank and the registrant.
99.1	Press Release, dated as of July 7, 2008